Between THE UNICORPORATED AUTONOMOUS LOTTERY SERVICE OF ARAGUA, created by Decree No. 225, published in the Special Official Gazette of the State of Aragua No. 190 of October 1, 1993, later reformed according to Decree 910, published in the Special Official Gazette of the State of Aragua No. 570 of August 28, 1997, represented in this act by the citizen ALFONSO RAMON VIERA GARCIA, a Venezuelan of legal age, holder of identity card Nº V-953.607, of this place of residence, in his role as General Manager according to Decree No. 634, published in the Special Official Gazette of the State of Aragua No. 385 on May 24, 1996, according to that established in Letter C of Article 6 of Decree No. 225, published in the Special Official Gazette of the State of Aragua No. 190 of October 1, 1993, hereinafter to be referred to, and for the effect of this service contract, as the LOTTERY, Party of the first part, and the party of the second part, the trading company CELL PHONE SYSTEMS 2005 C.A., with headquarters in Caracas and registered before the Trade Registry of the Judicial District of the Capital District on the date of October 21, 2005 under the Nº 56, Volume 258-A and following, represented in this act by RAMÓN JIMÉNEZ and JOSÉ RIVAS in their roles as General Managers, Venezuelan citizens, of legal age, holders of the identification Nº Nº7.025.914 and Nº5.595.591 respectively, enabled by right and properly authorized to sign the present document, as shown in the statutes of the trading company, which will be hereinafter referred to as “THE OPERATOR,” have agreed to sign this Contract of Commercialization, and Sale of games, which shall be guided by the following clauses:

CHAPTER I

DEFINITIONS

FIRST CLAUSE: For all purposes of this contract, the terms and definitions that are indicated below shall have the meaning that the parties ascribe to them in this document, whether they are used in singular or plural;

1)
CENTRAL BET PROCESSING SYSTEM: Refers to the group of computers and servers that contain the programs and applications for the administration, security, control and operation of the games marketed by THE OPERATOR, hereinafter “The System.”

2)
ACCESS DEVICES OR MARKETING UNITS: Refers to those technological means used by the players to carry out their bets, which allow the players to display the purchase and/or sale of the different products and lottery games offered graphically by THE OPERATOR. Each player must fulfill the formalities of players' registration established or created for this purpose in order to gain access to the different modalities of games; otherwise, it would not be possible to carry out any operation of ticket sales. These means are; (a) Cellular Telephones with any of the current types of technologies or those that are developed in the future, by which the user makes bets by interacting with The System, through his telephone, (b) Interactive Voice Response System, hereinafter “IVR” where the user carries out his bets through a telephone call made through any kind of telephone, interacting this way with an automatic voice system, which interacts, in turn, with The System, c) Computerized Instant Lottery Terminals (TCLI). Defined as high-resolution computerized dispenser equipment of instant high resolution Lottery games located at Points of Sale, allowing the Players to see and acquire different types instant high-resolution lottery games, and (d) Any other means of access to the Internet; for example, personal computers, Blackberries, fixed terminals, etc.

3)	POINTS OF SALE: This means the locations where TCLI are placed, which are connected to the Central System, through which gaming instruments can be marketed.

4)
BET: Refers to the choosing of the possible result, in a random contract, between the player and THE OPERATOR of the properly authorized Games in adherence with and according to the rules of the game, the aim of which is the expectation of winning or losing, depending on the coinciding or not with the occurrence of a future and uncertain fact.

5)
GAMING INSTRUMENT, TICKET, COUPONS OR VOUCHERS: Refers to the virtual instrument, produced by The System, which is acquired by the player and assigned to his account record, where the bets carried out by him are shown. This ticket or virtual ticket shall contain all required control and security measures, as if it were a physical lottery ticket. This ticket or virtual gaming ticket becomes visible in the access device when the sale takes place. This ticket or virtual ticket is the evidence of the play and it proves the existence of a valid and registered bet in the System which includes the name, the logo, or distinctive symbol of THE LOTTERY and responsible OPERATOR, possesses a bar code, the date(s) of the drawing(s) for which the play has been made, expiration probability of winning, and game warning. The virtual ticket shall be the document title that the System will use for the payment of prizes, if or when there are any.

6)
PLAYER OR BETTOR: This means the person who pays to participate in the games to be marketed through THE OPERATOR'S Systems, offering in exchange a prize in cash or in kind, who will win only if the results of the game match and who previously has fulfilled the formalities of players' registration established by THE OPERATOR.

7)
PLAYERS’ REGISTRATION: Refers to the legal requirement by means of which the players formalize their registration in THE OPERATOR’s player database, which will allow them to have access to the games and products. This will allow individualizing each one of the game accounts created to process each and every one of the gaming transactions made by the players.

8)
CELPAGO - VIRTUAL BANKING SYSTEM: This is the system for the collection of bets and the payment of prizes that the OPERATOR shall implement exclusively thanks to the contractual agreement of technological integration and bank support, necessary for the marketing of the different lottery game Products during the validity of the contract. This will be the Automated Banking System for “CELPAGO” commercial transactions. This system of “PREPAID and RECHARGEABLE CARDS,” allows the users to carry out their bets and to discount them directly from their bank accounts or from their “PREPAID and RECHARGEABLE CARD.” Similarly, and in the event of winning a prize, the CELPAGO system shall directly deposit the money won, should this be the case, up to amounts no greater than ONE MILLION BOLIVARS (Bs. 1,000,000.00), to the users’ “PREPAID and RECHARGEABLE CARD,” notifying the winner automatically and through the different access devices, using the most suitable technology, such as SMS, E-mail, return call through the IVR system, etc. Amounts larger than ONE MILLION BOLIVARS (Bs. 1,000,000.00) or prizes in kind, will be paid directly at THE OPERATOR'S offices, upon verification of the winning BETTOR. Likewise, THE OPERATOR shall set forth required agreements with the respective financial or banking institutions; therefore it may include any other payment method or modality as an additional tool required for effecting the prize payment or the collection of the bet values. Payment methods include bank deposits, credit cards, electronic transfers (payment to third parties) and/ or bank debit orders, which are valid instruments or means used by different financial institutions within the country to perform commercial operations.

9)
GAME ACCOUNTS: Refers to the accounts records that are in the players' names, through which THE OPERATOR debits the amounts corresponding to the bets carried out by the players or credits the amounts corresponding to the payment of prizes. In this record are stored individually all the transactions carried out by the players, which include the types or modalities of bets, the dates, the prize awarded if or when there are any, etc. This is possible thanks to the services and technological applications provided by THE OPERATOR.

10)
INTEGRATED SECURITY SYSTEM: Refers to the security mechanisms applied to all operations derived from the commercialization and sale of electronic games marketed by THE OPERATOR that allow control and security for all the incidents in all the different operations of the games, guaranteeing in this way the total integrity of the transactions. It additionally provides the necessary security for each operation carried out by the players when buying a ticket through the different access devices, offering in a secure and individualized way the verification and recording of their bets as well as of their prizes, in the event of owning a winning ticket.

11)	BACK UP EQUIPMENT: Refers to the components that allow the continuation and benefit of the service in emergencies.

12)	NET SALES: Refers to the result of the gross ticket sales, less the amount of the prizes.

13)
DISTRIBUTION OF PRIZES: Refers to the percentage of the tickets issued for a certain category of game marketed, assigned to the payment of prizes, which shall include the applicable taxes on fortuitous earnings established in Income Tax Law.

14)	SOFTWARE: Refers to THE OPERATOR'S computer software or of anyone THE OPERATOR hires for the effective execution of the object of this contract.

15)
GAMES OF LUCK AND CHANCE and HIGH RESOLUTION ON-LINE AND REAL TIME INSTANT LOTTERY GAMES: Refers to all those games in which the adverse or favorable result does not depend mainly on the player's talent or ability, such as; games with numbers or symbols of one, two, three, or four digits; lotto games of five or six numbers within a universe or specific matrix; Instant games where the result is known immediately; and Internet games. The games are carried out through Software integrated to the System and interconnected on-line and in real time by means of the access devices. This modality of games allows the Player to interact with these interconnection mechanisms, to choose from a variety of previously established computerized on-line designs and to acquire the game instruments by means of the payment of a predetermined amount through a technological Banking application.

16)
 LOTTO GAME MATRIX: Refers to the modality of the game, mechanics of the bet and possible combinations that can take place according to the number of elements to select from the total possible elements in each combination, which as a result will give a number of possible combinations given the universe of numbers.

17)
LOTTO GAMES: Refers to the games of Lotto to be marketed by THE OPERATOR. In the modality of 6 matches, the universe shall be made up of from forty (40) to forty nine (49) numbers and for the modality of 5 matches, the universe shall be made up of from twenty five (25) to thirty five (35) numbers. In both cases, THE OPERATOR, with prior approval of THE LOTTERY, may change them according to market needs. The prizes shall be fixed in cash or in any other form of payment that the terms of the game Regulations allow.

18)
 GAMES OF NUMBERS or SYMBOLS: Refers to the games of numbers or symbols to be marketed by THE OPERATOR. In the modality of a number or symbol, the universe will consist of from ten (10) to thirty six (36) numbers or symbols; in the modality of two numbers or symbols the universe shall consist of one hundred (100) numbers or symbols; in the modality of three numbers or symbols the universe shall be made up of one thousand (1,000) numbers or symbols and in the modality of four numbers or symbols the universe shall consist of ten thousand (10,000) numbers or symbols. The prizes will be fixed in cash or in any other form of payment, as allowed in the terms of the game Regulations.

19)
INSTANT or SCRATCH-OFF GAMES: Refers to the instant or scratch-off games to be marketed by THE OPERATOR. This game modality is that in which the player knows immediately if his/her ticket is or not a winner, and if it is, the prize for which he/she is credited. The game areas in the virtual Instant tickets are covered with a security film. The player, through the game’s access devices, shall emulate the “Scratch off or detachment” of this film and uncover the contents of it in order to determine whether he/she is or is not a winner. The prizes shall be fixed in cash or in any other form of payment, as allowed in the terms of the game Regulations. By the nature of the game and its life cycle, the instant games must be changed periodically.

20)
GAMES THROUGH INTERNET: Refers to the Internet games to be marketed by THE OPERATOR. These games include but are not limited to Card games, Dice, Roulette, Keno, Fan Tan, Twenty-one, Blackjack, Craps, Chuck a Luck (dai shu), Wheel of fortune, Chemin de Fer, Baccarat, Pai Gow, Panguini, Poker, and Horse Racing among others.

21)
 SPORTING GAMES: Refers to lottery games to be commercialized by the OPERATOR. These are games in which the adverse or favorable result depends primarily on talent, strength, skill, or ability of the participants, such as football, baseball, and boxing.

22)
ON-LINE and REAL TIME: Means that each transaction is registered and stored in the System in the same moment in which it is done. The player will receive a confirmation that his bet has been registered in the System, through the same access device that he/she used to carry out his/her bet, displaying the serial number of his/her transaction/bet. If this number is not received by the access device, it means that the transaction was not registered; therefore, there shall be no charge at all.

23)
MARKETING: Refers to each and every one of the activities carried out by THE OPERATOR and directed to the placement, marketing and administration of its high resolution electronic lottery products and games, including the sale of the game instruments, collection of the revenues and proceeds, payment of prizes in the established terms for the games, costs and investment expenses, production, administration, sale and advertising, payment of national, state, district or municipal taxes derived from the marketing and sale of the games and products, as well as the payment to THE LOTTERY of the agreed percentage on the net sales of the games and products of THE OPERATOR.

24)
 TERRITORY: Refers to the areas of the Territory of the Bolivarian Republic of Venezuela in which “THE LOTTERY” can legally operate the on-line instant and real time lottery Games sponsored by THE LOTTERY.

25)	ADVERTISING: Refers to all the promotion mechanisms, publicity and sales used by THE OPERATOR for advertising the gaming and electronic high-resolution lottery products.

26)
VALIDATION: Refers to the act of verifying whether a play is winning or not, and the authorization issued by the System for the payment of the corresponding prize, which shall be automatically credited to the account of each winner.

CHAPTER II

OBJECT OF THE CONTRACT

SECOND CLAUSE: “THE OPERATOR” is obliged, under its own and exclusive responsibility at its own expense and risk to design, assemble, install and implement, operate, commercialize, market and sell in the whole national TERRITORY through its System, the Games and High Resolution On-Line and Real Time Instant Lottery Products of its exclusive property, hereinafter THE GAMES, sponsored by THE LOTTERY. The sale of THE GAMES shall begin with a minimum of five (5) games, ten (10) active games being authorized with the signature of this contract, and with respect to the games under the modality of games or sporting events marketable through the sales units or access mechanisms defined above, whether these events are national or international, Five (5) are authorized, which must be presented to THE LOTTERY before their launch and implementation, when THE OPERATOR wishes to market them, indicating for that purpose the dates of said events, their frequency, development and the software design for sale of the game, and their respective regulation. For any other marketing of game modalities within those defined or cited in Chapter I of this contract, THE OPERATOR must present them for the consideration of THE LOTTERY for its analysis and approval. THE OPERATOR is obliged to begin Operations within a period not exceeding ninety (90) days and a maximum period that shall not exceed ONE HUNDRED EIGHTY (180) DAYS, subsequent to the signature of this contract. In order to provide exact performance of the object of this contract, “THE OPERATOR” obliges itself to use and employ the highest technology and to keep up-to-date the equipment of THE GAME’s generating System, and to offer a service of the highest and most reliable quality for the marketing of the games inside the TERRITORY during the validity of this contract, always in function of the profitability, conditions and demands of the market, for which purpose THE OPERATOR shall periodically carry out the necessary market studies to evaluate the conduct and the positioning of the games.

UNIQUE PARAGRAPH : The parties agree that with regard to the modalities initially authorized of the instant high-resolution lottery games in real time, object of this contract, sponsored by THE LOTTERY, and which shall be marketed by THE OPERATOR comply with all the stipulations provided for in the NATIONAL LOTTERY LAW.

THIRD CLAUSE: “THE OPERATOR” shall be solely and absolutely responsible for the operation of the System, the marketing and advertising of THE GAMES, with people technically qualified to do so. In order to validate the administration of the play in general and as a part of the previous requirements at the beginning of operations, THE OPERATOR is expressly obligated to install and to maintain in state of perfect operation a computer or terminal in the headquarters of THE LOTTERY, which shall be connected directly to the System for the constant monitoring of the play movement. The computer or terminal shall be connected through a modem or any other means available for interconnection, which shall be provided by THE OPERATOR, without any cost to THE LOTTERY. The System shall be installed in the place that THE OPERATOR considers necessary and appropriate to guarantee its security and its uninterrupted operation, as well as the backup systems necessary in case of any eventual flaws. THE OPERATOR agrees to install an office in the metropolitan area of Caracas before the beginning of the established operations in this contract; this office shall serve as link for the implementation and development of the games.

FOURTH CLAUSE: The structure of prizes, handouts, norms, instructions, prices or value of the bets, places of prize payments, frequency and other specifications inherent to the games that THE OPERATOR markets and commercializes, shall be contained in the Regulations for such ends and with the authorization and approval of THE LOTTERY created by THE OPERATOR; the entire text of these Regulations must be published in a newspaper of national circulation and an extract of it placed on a Web page that THE OPERATOR develops for the purpose of general information for the players. THE OPERATOR agrees to give THE LOTTERY the Rules of the first five (05) games that begin in its marketing out of the ten (10) that have been authorized, in a Term of THIRTY (30) days subsequently to the signing of this contract. The new games to Market shall be proposed to “THE LOTTERY” with Fifteen (15) days prior to the date foreseen for the beginning of the sales of this game. All the new games shall be within the framework of the definition of high resolution and real time Instant Lottery Games and products.

FIFTH CLAUSE: By means of express and reasonable notification to THE LOTTERY, and by previous approval in writing on its behalf, THE OPERATOR shall be able to modify, to suspend or to eliminate some of the modalities of the games that are being marketed and advertised at that moment, provided it keeps operative at least two (2) games.

SIXTH CLAUSE: The execution of this contract shall be the responsibility of the OPERATOR with its own means and resources, so that THE LOTTERY shall assume no responsibility, whether civil, commercial, labor, penal, or administrative, in relation to actions performed by any person related directly or indirectly in an employment capacity, or in any way to THE OPERATOR.

CHAPTER III

MARKETING AND PUBLICITY

SEVENTH CLAUSE: The parties agree that THE OPERATOR shall be exclusively responsible for all the expenses that it incurs to install the whole System.

EIGHTH CLAUSE: THE OPERATOR assumes towards THE LOTTERY the responsibility of paying the prizes. Nevertheless, it shall be able to make contractual agreements with third parties in order to facilitate and to regulate the responsibility that derives from the marketing, collection and payment of prizes; by no means shall THE OPERATOR be able to avoid its responsibility of assuming the economic load of the prizes. THE LOTTERY by no means, shall be responsible for THE OPERATOR'S non-fulfillment in the payment of the referred prizes.

NINTH CLAUSE: THE LOTTERY agrees to allow the use of its name, logo, emblem, distinguishing characteristics or any other characteristic that identifies it, in the instruments THE OPERATOR generally carries out in function of the object of this contract, doing so through the most suitable media for the optimization of the marketing of its games and products, by no means committing THE LOTTERY in any way. In the same way THE OPERATOR shall proceed through the same means to enhance the institutional image of THE LOTTERY as generator of social benefits and of charity.

TENTH CLAUSE: The workers in service of each of the parties are of the exclusive responsibility of each one of them, therefore the other party is excluded from any payment or compensation related to the aforementioned workers.

ELEVENTH CLAUSE: The parties concur that THE OPERATOR shall be responsible for the entire marketing process, sales and marketing of the Games, by means of incorporation of the technology and the computerized electronic equipment required for their marketing; THE OPERATOR shall incur each and every one of the expenses that this marketing, sale and advertising causes, including the payment of national, district or municipal taxes in conformity with the established legal tax regulatory system as regards lottery games and betting sales.

CHAPTER IV

THE ECONOMIC BALANCE

TWELFTH CLAUSE: The parties agree that if within the valid term of this contract or of any of its extensions if any, the corresponding legal dispositions fiscally regulating the activities of lottery games and betting sales should be modified through the competent legislative entity, the parties agree to evaluate the incidents and economic impacts they could generate in the normal development of this contract, since it was assumed under the knowledge of clear and specific regulations, primarily on the tax aspects derived from the activities. In the case that circumstances should be presented constituting a rupture of the equation or contractual balance, with economic imbalance occurring, measures shall be adopted tending to its re-establishment for the continuity of the contract. In the case that effectively the parties agree not to continue it, they agree to execute and sign the corresponding settlement documents without this circumstance committing either of the parties to the payment of any indemnity whatsoever.

THIRTEENTH CLAUSE: THE OPERATOR shall periodically evaluate the conduct of the Games that it markets, sells and commercializes, in order to obtain information regarding their positioning in the market and their results and in deciding whether to continue them or replaces them for other games that are more suitable.

CHAPTER V

PRICE AND PAYMENT

FOURTEENTH CLAUSE: For the marketing, sale and advertising of the Games that THE OPERATOR carries out in the Territory during the first (1º) year of commercial operations of this contract, THE LOTTERY shall receive a share percentage of five (5%) percent of the resulting Net sales. For the second (2º) year of commercial operations, THE LOTTERY will receive a share percentage of six (6%) per cent on Net sales; and for the fourth (4º) and final year of operations during the validity of this contract, THE LOTTERY will receive a share percentage of (6%) percent on net sales, sales obtained by subtracting the gross sales of tickets, minus payment of prizes. THE OPERATOR shall carry out a daily business closing, and this closing shall be taken as legal support of revenues.

FIFTEENTH CLAUSE: The parties agree that with reference to the financial share percentages established in the above-cited Clause, in favor of THE LOTTERY, these shall become valid in conformity with the following considerations. The OPERATOR, during the first twelve months (12) following the launch and placement within the national sales market of the instant lottery games object of this contract shall perform the corresponding investments to position the product within the country’s national market for games, through the various national communications media, whether, printed, audiovisual and/or by radio, in schedules and conditions permitted by law. In this sense, THE OPERATOR agrees during this period considered as placement of the product, to the compensation identified in the above Clause, but under the following parameters. A) THE OPERATOR agrees to pay at the offices of THE LOTTERY a fixed monthly sum equivalent to TEN MILLION BOLIVARS (Bs. 10,000,000.00) during the first (1) year of operations of the contract; that is, the twelve (12) months following the launch and establishment of the instant lottery games authorized through this contract and marketed by THE OPERATOR within the national market, when the total amount of Net Sales, generated by marketing of these games, does not generate an economic share benefiting THE LOTTERY greater than the established monthly amount of TEN MILLION BOLIVARS (Bs. 10,000,000.00), in which case, the economic share agreed to in Clause Fourteen would be applied to this income (sales), thus reflecting the amount corresponding to THE LOTTERY in that month.

B) For the second (2) year of operations is established as a set minimum monthly income benefiting THE LOTTERY, the fixed monthly amount of TWENTY MILLION BOLIVARS (Bs. 20,000,000.00). In the case that in one of the months corresponding to the second (2) year of operations of the games marketed by THE OPERATOR, Net Sales should generate sufficient economic benefits in favor of THE LOTTERY, greater than the abovementioned fixed monthly amount of TWENTY MILLION BOLIVARS (Bs. 20,000,000.00), it shall apply to the income the percentage of economic share of Six (6) percent indicated in the Fourteenth Clause, reflecting in this sense the amount corresponding to THE LOTTERY for that month. C) For the third (3) year of operations, the minimum monthly income amount established in favor of THE LOTTERY is THIRTY MILLION BOLIVARS (Bs. 30,000,000.00) In the case that in one of the months corresponding to the third (3) year of operations of the games marketed by THE OPERATOR, Net Sales should generate sufficient economic benefits in favor of THE LOTTERY, greater than the abovementioned fixed monthly amount of THIRTY MILLION BOLIVARS (Bs. 30,000,000.00), it shall apply to the income the percentage of economic share of Six (6) percent indicated in the Fourteenth Clause, reflecting in this sense the amount corresponding to THE LOTTERY for that month. D) For the fourth (4) year of operations the minimum monthly income amount established in favor of THE LOTTERY is FORTY MILLION BOLIVARS (Bs. 40,000,000.00) In the case that in one of the months corresponding to the third (3) year of operations of the games marketed by THE OPERATOR, Net Sales should generate sufficient economic benefits in favor of THE LOTTERY, greater than the abovementioned fixed monthly amount of FORTY MILLION BOLIVARS (Bs. 40,000,000.00), it shall apply to the income the percentage of economic share of Six (6) percent indicated in the Fourteenth Clause, reflecting in this sense the amount corresponding to THE LOTTERY for that month. In the case that there exists a prorate, the parties shall meet to establish the corresponding percentages for the lapses or periods of the respective prorate, a percentage that shall never be less than that of the last year of effect of this contract or under the minimum income established by the parties in this period.

SIXTEENTH CLAUSE: The percentage share corresponding to THE LOTTERY shall be paid by THE OPERATOR to the LOTTERY, weekly on the third (3º) work day following the end of the week in which it is paid; the contributions of the economic shares shall be paid with the respective check at the offices of the LOTTERY with explanatory documentation.

SEVENTEENTH CLAUSE: THE OPERATOR agrees to install both in the offices of THE LOTTERY and in the administrative premises of SENIAT, terminals or monitors to allow the checking and auditing of the on-line commercial transactions and in real time, one (1) for each agency, which shall allow permanent checking of the transactions performed by THE OPERATOR and to carry out any appropriate monitoring on behalf of the authorities on such activities.

EIGHTEENTH CLAUSE: THE OPERATOR agrees to keep detailed computerized and physical bookkeeping of all the transactions that it carries out on the occasion of the marketing, sales and marketing of the Games to such an end, THE OPERATOR shall keep the books relative to the gross sales; amounts of the paid prizes; tax withdrawals on chance earnings; national, district or municipal taxes generated by the sales of lottery game bets, reserve fund for the payment of prizes and to guarantee the share percentage that corresponds to THE LOTTERY. In particular THE OPERATOR must:

1.- Perform withholding and report the tax on chance earnings, regarding the prizes that it pays and to give the clients the corresponding vouchers and to collect the amount of the applicable state, district or municipal taxes, in each one of the operations of sale of the games

2.- Give THE LOTTERY the amount of the relationship of the withholding with the vouchers for payment of the tax and/or taxes generated by the marketing or sale of the games and payment of prizes and the corresponding vouchers.

3.- THE LOTTERY is fully authorized to perform the inspection of all documents relative to the aforementioned accounts and THE OPERATOR agrees to give access to its files, book-keeping entries and any necessary documents so that THE LOTTERY performs the audits that it estimates necessary in its position and charge. THE LOTTERY shall notify THE OPERATOR of its intention of carrying out the inspection at least two (02) business days in advance of the date planned for the inspection. Likewise, THE OPERATOR shall provide THE LOTTERY a copy of the accounting records for the year, audited by a highly experienced external auditor.

NINETEENTH CLAUSE: In the event of non-fulfillment of the formal tax duties to which THE OPERATOR is under obligation by means of this document and which shall cause the application of any pecuniary sanction for THE LOTTERY OF ARAGUA, THE OPERATOR must pay to THE LOTTERY, within the ten (10) following business days to date in which the administrative action was definitively established, a quantity equivalent to double the amount of the imposed sanction, without prejudice the contract’s cancellation.

CHAPTER VI

LENGTH OF THE CONTRACT AND ITS EXTENSIONS

TWENTIETH CLAUSE: The duration of this contract shall be ten (10) years, counted starting from the date of its authentication, without prejudice to its extension by the will of the parties, unless one of the parties notifies the other in writing of its decision to not extend it, by written notice at least six (6) months in advance of the expiration of the initial duration or of any of its extensions, if any.

CHAPTER VII

CAUSES OF TERMINATION OF THE CONTRACT

TWENTY-FIRST CLAUSE: Notwithstanding any other causes, the termination of this contract may result from the following: a) If THE OPERATOR fails to pay the properly validated offered prizes according to that foreseen in this contract and in the regulation of the corresponding game; b) If THE OPERATOR suspends the marketing or sales of any of the games without the prior written approval of THE LOTTERY, without THE LOTTERY having exceeded the deadline for response to the application of suspension on behalf of THE OPERATOR for a certain game in conformance with the provisions of the Sixth Clause of this document. c) If THE OPERATOR is in a permanent state of non-liquidity that would not allow it to fully complete the object of this contract; d) If THE OPERATOR is found in state of arrears or bankruptcy in conformity with that provided for in the code of commerce; e) If THE OPERATOR stops paying THE LOTTERY in the established time the quantities of money owed in accordance with that stipulated in THE FIFTEENTH CLAUSE;

f) If THE OPERATOR does not comply with the formal duty to withhold and to turn over to the treasury within the legal deadline the amounts of money on behalf of THE LOTTERY the taxes on chance earnings; g) If THE OPERATOR totally or partially transfers this contract; h) Failure to comply with the formal duty of paying the national, state, district or municipal taxes that corresponded to THE LOTTERY and/or THE OPERATOR due to the marketing or sale of the games and Products object of this contract; i) If THE OPERATOR does not make the arranged deposits, within the period provided for in the twenty-seventh clause; j) If THE OPERATOR fails to comply with the obligations under its responsibility established by the National Lottery Law.

CHAPTER VIII

REGARDING THE MODIFICATIONS AND TRANSFER OF THE CONTRACT

TWENTY-SECOND CLAUSE; The contracting parties may not cede or transfer this contract entirely or in part. No alteration, change, modification or addition to this document shall have any validity whatsoever, unless previously approved in writing and granted through an authenticated document by the parties forming part of this contract.

TWENTY-THIRD CLAUSE: The parties contracting hereto are not responsible for delays or noncompliance of the obligations assumed hereunder or damages that may derive from them if they are a consequence of force majeure. For the purposes of this contract, causes of force majeure are considered when activities of THE OPERATOR are paralyzed by strikes by employees or laborers; disturbances; civil unrest; rebellions; insurrections; wars; natural disasters; fires; actions agreed to legitimately or illegitimately by judicial, civil or individual authorities.

CHAPTER IX

CONFIDENTIALITY

TWENTY-FOURTH CLAUSE: The parties are under reciprocal obligation not to use, duplicate or disclose to third parties, any received information during the validity of this contract, safeguarding the right to use and to disclose information that belongs to each one of them. In this sense, THE LOTTERY is expressly obliged not to disclose technical, commercial or financial information in which THE OPERATOR, its branches, contractors and related parties have direct interest and which have close links with its technology, products and equipment (including, but not limited to, computer Software), services, markets, strategies and business plans related with the Games. It shall not be considered sensitive confidential information that which belongs to the public domain because of the normal dynamics of the games. The non-fulfillment of this clause shall give right to the injured party to request the termination of this contract.

TWENTY-FIFTH CLAUSE: The parties expressly accept that all information that is classified or marked as confidential under their ownership must be given to them immediately after the ending of this contract or before, if requested.

TWENTY-SIXTH CLAUSE: If the information referred to in the twenty-fourth Clause, should be required by a Jurisdictional organ, THE OPERATOR and/or THE LOTTERY, shall provide it, expressly requesting from these entities, the confidentiality to protect the technology in agreement with the current industrial or intellectual property laws.

CHAPTER X

DEPOSITS

TWENTY-SEVENTH CLAUSE: In order to guarantee the obligations that THE OPERATOR assumes with regard to THE LOTTERY by virtue of this contract, THE OPERATOR is obliged and agrees to constitute by means of an insurance company, national or international with local representation, trading company fund or financial institution, to full satisfaction of THE LOTTERY, the following deposits (i) a deposit for the quantity of ONE HUNDRED MILLION (BS. 100,000,000) BOLIVARS, to guarantee the operations generated in the marketing of the Games; and a deposit for the quantity of ONE HUNDRED TWENTY MILLION (Bs. 120,000,000), BOLIVARS to guarantee the payment of the percentage contribution that corresponds to the participation of THE LOTTERY (on the Net sales). The aforementioned deposits shall be considered an integral part of this contract and must be paid within the following fifteen (15) days to the signing of this document.

TWENTY-EIGHTH CLAUSE: The parties agree to revise and adjust the amounts of the deposits when any of the following circumstances take place: Increase in the price of the bets or game instruments; Changes in the structure of prizes; and increase of twenty (20%) percent or more in the average sales during the last six (6) months after the first year of operation.

CHAPTER XI

ADDRESSES AND NOTIFICATIONS

TWENTY-NINTH CLAUSE: All notifications, communications, requirements and information that should be given in agreement with this contract shall be made in writing and they shall be considered as received by any of the following means: 1. - Personal notice directed to the respective addresses during office hours, with acknowledgement of receipt; 2. - by certified mail; and 3. - By facsimile equipment (fax, telex, etc.) with receipt confirmation, to the following addresses: For THE OPERATOR; Avenida Libertador c/c calle Pantin, edificio Galerías Pantin piso 2 oficina 9, Chacao Estado Miranda, Gran Aragua. For THE LOTTERY; [Esquina de Mijares, Edificio Banco Lara, piso 5, parroquia Altagracia, Municipio Libertador del Distrito Capital.] All the notifications that are carried out in relation to this contract shall be effective on the date of the acknowledgement of receipt, if delivered personally, or on the second (2ª) business day following their shipment, if sent by certified mail or facsimile. They shall also be valid notifications those that are carried out following the procedure of judicial notifications foreseen in the Venezuelan Code of Civil Procedure. Any of the parties, by means of notification given in writing to the other, shall be able to designate a new address to which the corresponding notifications must be sent. Two (2) copies of the same kind and same effect are made of this contract, in the city of Aragua on the date of their authentication.

CHAPTER XII

APLICABLE LAW

THIRTIETH CLAUSE: This contract shall be interpreted and executed according to that stipulated in the laws of the Bolivarian Republic of Venezuela. In the event of controversies arising among the parties as to their interpretation and execution, which cannot be solved by means of reconciliation, they agree that they shall be solved by the competent courts.

THIRTY-FIRST CLAUSE: For the purpose of this contract, its results and consequences, the parties choose as their abode, especially and excluding any other than the city of Caracas, Capital District, declaring submission to the courts of the jurisdiction.

FOR THE LOTTERY:

ALFONSO RAMON VIERA GARCIA
GENERAL MANAGER OF THE
INDEPENDENT SERVICE OF THE LOTTERY OF ARAGUA

FOR THE OPERATOR: CELL PHONE SYSTEMS 2005, C.A.

DR. RAMON JIMENEZ	JOSE RIVAS

I.D. V - 7.025.914	I.D. V-5.595.591